      As filed with the Securities and Exchange Commission on July 24, 1998
                              Subject to amendment.
                                                           Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         NOVAMETRIX MEDICAL SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                             06-0977422
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               5 Technology Drive
                         Wallingford, Connecticut 06492
                    (Address of principal executive offices)

                         NOVAMETRIX MEDICAL SYSTEMS INC.
                          1997 LONG TERM INCENTIVE PLAN

                         NOVAMETRIX MEDICAL SYSTEMS INC.
                             EMPLOYEE WARRANTS PLAN


                             WILLIAM J. LACOURCIERE
                      President and Chief Executive Officer
                         Novametrix Medical Systems Inc.
                               5 Technology Drive
                         Wallingford, Connecticut 06492
                                 (203) 265-7701
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              JOHN J. BUTLER, Esq.
                                 Haythe & Curley
                                 237 Park Avenue
                            New York, New York 10017

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

==============================================================================================
                                      Proposed maximum    Proposed maximum
Title of securities    Amount to be    offering price    aggregate offering      Amount of
 to be registered       registered        per share*           price*         registration fee
 ----------------       ----------        ----------           ------         ----------------
Common Stock          550,000 shares        $7.00            $3,850,000          $1,135.75
($.01 par value)
==============================================================================================

*Estimated solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock on July 17, 1998 as reported on the NASDAQ Stock Market.


                               Page 1 of 28 Pages

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

                  The Company hereby states that (i) the documents listed in (a) through (b) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                  (a) The Company's Annual Report on Form 10-K for the year ended May 3, 1998.

                  (b) The description of the Company's Common Stock contained in the Company's registration statement on Form 10 dated July 24, 1979.

Item 4. Description of Securities.

                  Not applicable.

Item 5. Interests of Named Experts and Counsel.

                  The Company's counsel in connection with the offering is Haythe & Curley. Thomas M. Haythe, a partner in the law firm of Haythe & Curley, is a director of the Company. As of July 1, 1998, Mr. Haythe held 116,540 shares of the Company's Common Stock and currently exercisable warrants to purchase 8,333 shares of Common Stock of the Company. In addition, other partners in Haythe & Curley hold an aggregate of 141,562 shares of Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

                  Section 145 of the General Corporation Law of the State of Delaware Law ("Delaware Law") permits a corporation to indemnify its officers and directors against liability in derivative and non-derivative actions if the officer or director acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, in a criminal proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In addition, Section 145 provides that an officer or director may be indemnified against liability for action taken while serving another entity at the request of the corporation so long as his actions were not opposed to the best interests of the corporation.

                  Article Seventh of the Company's Certificate of Incorporation provides that the Company shall indemnify and hold harmless any director or officer of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director or officer of the Company, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, under certain prescribed circumstances and subject to the laws of the State of Delaware.

                  The Company's Certificate of Incorporation contains a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit.


Item 7. Exemption from Registration Claimed.

                  Not applicable.

Item 8. Exhibits.

                  The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

Item 9. Undertakings.

                  The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

                  The Registrant and each person whose signature appears below hereby appoints William J. Lacourciere and Jeffery A. Baird as attorneys-in-fact with full power of substitution, severally, to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.

                                       SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford and State of Connecticut on the 24th day of July, 1998.

                                       NOVAMETRIX MEDICAL SYSTEMS INC.



                                       By /s/ William J. Lacourciere
                                          --------------------------------------
                                          William J. Lacourciere
                                          Chairman of the Board, President,
                                          Chief Executive Officer and Director


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                      Title                                   Date
---------                      -----                                   ----

/s/ William J. Lacourciere     Chairman of the Board,              July 24, 1998
William J. Lacourciere         President, Chief
                               Executive Officer
                               and Director


/s/ Jeffery A. Baird           Chief Financial Officer and         July 24, 1998
Jeffery A. Baird               Principal Accounting Officer



/s/Paul A. Cote                Director                            July 24, 1998
Paul A. Cote



/s/Thomas M. Haythe            Director                            July 24, 1998
Thomas M. Haythe

Signature                      Title                                   Date
---------                      -----                                   ----

/s/ John P. Mahoney            Director                            July 24, 1998
John P. Mahoney



/s/ Photios T. Paulson         Director                            July 24, 1998
Photios T. Paulson



/s/ Steven J. Shulman          Director                            July 24, 1998
Steven J. Shulman



/s/ Vartan Ghugasian           Director                            July 24, 1998
Vartan Ghugasian

                               CONSENT OF COUNSEL


                  The consent of Haythe & Curley is contained in their opinion filed as Exhibit 5 to this Registration Statement.

                         CONSENT OF INDEPENDENT AUDITORS


                  We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Novametrix Medical Systems Inc. 1997 Long Term Incentive Plan and the Novametrix Medical Systems Inc. Employee Warrants Plan of our report dated June 24, 1998, with respect to the consolidated financial statements and schedules of Novametrix Medical Systems Inc. included in its Annual Report (Form 10-K) for the year ended May 3, 1998, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

Hartford, Connecticut
July 21, 1998

                                INDEX TO EXHIBITS


Number                        Description of Exhibit                        Page
------                        ----------------------                        ----

4(i)        -  Novametrix Medical Systems Inc. 1997 Long Term                E-1
               Incentive Plan

4(ii)       -  Form of Warrant Certificate for Novametrix Medical           E-14
               Systems Inc. Employee Warrants Plan

5           -  Opinion of Haythe & Curley                                   E-19

23(i)       -  Consent of Ernst & Young LLP, Independent Auditors (see       --
               "Consent of Independent Auditors" in the Registration
               Statement)

23(ii)      -  Consent of Haythe & Curley (contained in Exhibit 5)           --

24          -  Power of Attorney (see "Power of Attorney" in the             --
               Registration Statement)